Exhibit 10(s)

                                   CHARTERMAC

                    AMENDED AND RESTATED INCENTIVE SHARE PLAN

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                                 2006 AMENDMENT
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     WHEREAS,  CharterMac  (the  "Company")  maintains  the Amended and Restated
Incentive Share Plan (the "Plan"), and Section 7(e) thereof includes the following provision:

          "Any Options or portion thereof that is not exercised during the applicable time period specified above (or any shorter period specified in the Award Agreement or instrument) shall be deemed terminated at the end of the applicable time period for purposes of
          Section 4 hereof.

     WHEREAS, the Company's Board of Directors (the "Board") has determined that it is in the best interests of the Company and its shareholders to amend Section 7(e) of the Plan to authorize the Plan's administrative committee to enter into individual award agreements or other instruments to provide for post-employment exercise periods that are longer than the periods generally set forth in Section 7(e) of the Plan.


     NOW, THEREFORE, BE IT RESOLVED that the last sentence of Section 7(e) of the Plan shall be amended to read as follows, with bold print herein highlighting new text:

          Any Options or portion thereof that is not exercised during the applicable time period specified above (or any shorter OR LONGER period specified in the Award Agreement or instrument) shall be deemed terminated at the end of the applicable time period for purposes of
          Section 4 hereof.

     AND BE IT FURTHER RESOLVED that the Plan as in effect immediately before this amendment shall remain in full force and effect, subject to the amendment approved above.

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     This 2006  Amendment  was adopted by the Board of Trustees on December  __,
2006.